                                                                   EXHIBIT 10.28

                                    *Certain portions of this exhibit have been omitted based upon a request for confidential treatment that has been filed with the Commission. The omitted portions have been filed separately with the Commission.


                            TOLL PROCESSING AGREEMENT


         THIS AGREEMENT is made this 16th day of August, 1999, by and between EMERGE INTERACTIVE, INC., (formerly EMERGE VISION SYSTEMS, INC.) a Delaware corporation ("EMERGE"), and ADM ANIMAL HEALTH & NUTRITION, a division of ARCHER-DANIELS-MIDLAND COMPANY, a Delaware corporation ("ADM").

                                   WITNESSETH:

         WHEREAS, ADM agrees to produce on a non-exclusive basis NutriCharge(TM) Premix and/or complete animal feeds to be marketed under the name
NutriCharge(TM) (collectively the "End Product") pursuant to the specifications set forth in Exhibits A, B and C (collectively, the "Specifications");

         WHEREAS, EMERGE desires to retain the non-exclusive services of ADM for the manufacture of the End Product;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows;

1.       MANUFACTURE OF THE END PRODUCT

         (a) ADM hereby agrees to undertake on behalf of EMERGE the manufacture, testing, packaging and labeling of the End Product in strict compliance with the Specifications and with all applicable laws and regulations, and not to deviate in any way from the Specifications without EMERGE's prior written consent. ADM is currently subcontracting the feed mill portion of the product to an EMERGE approved source and shall not further contract portions of the manufacturing, testing, packaging and labeling process of the End Product to third parties without the prior written consent of the Chief Operating Officer of EMERGE.

         (b) EMERGE shall purchase all End Products if (i) the End Product meets the Specification quality and (ii) the End Product is made pursuant to an express written purchase order of EMERGE.

         (c) ADM has and shall maintain in good standing at its own expense all necessary licenses, permits, authorizations and approvals required by any and all governmental agencies in connection with the manufacture, testing, packaging, labeling and shipment of the End Product.

2.       MATERIALS AND PACKAGING MATERIALS

         (a) ADM shall be responsible for acquiring all materials and packaging materials to be used in the manufacture, packaging and labeling of the End Product and shall ensure that these comply with the Specifications, and all applicable laws and regulations.

         (b) ADM shall be responsible for ordering the relevant quantity of necessary materials for timely delivery to enable ADM to manufacture, package and label the End Product by the date required by EMERGE in its purchase order.

3.       TERM

This Agreement shall commence on the date this Agreement is signed by both EMERGE and ADM and shall continue for a period of twelve (12) months (the "Initial Term"). This Agreement shall be renewed automatically for successive periods of twelve (12) months each unless either party delivers written notice to the other at least ninety (90) days before the termination of the then current term (the Initial Term and each such successive twelve month term shall each be referred to a "Term"); provided, however, that the delivery of such written notice shall not impair the obligations of either party with respect to any outstanding purchase order that has been accepted by ADM in accordance with the terms of this Agreement.

4.       WARRANTIES

ADM warrants that the End Product covered by this Agreement shall meet the Specifications and that the End Product has been manufactured, packaged, shipped and delivered in compliance with all applicable federal, state and local laws, rules and regulations including without limitation "good manufacturing practices" as defined by the U.S. Food and Drug Administration and the EMERGE Quality Procedure 300131-000, entitled "Feed Manufacturing Quality Plan" attached as Exhibit D hereto. Except as expressly set forth herein, ADM makes no warranties or representations concerning the end product, whether express or implied, and hereby disclaims the implied warranty of merchantability and the implied warranty of fitness for a particular purpose.

5.       DELIVERY OF END PRODUCT

Unless otherwise agreed to by the parties, EVS shall make all arrangements for the shipment and delivery of all End Products from ADM's facilities to EMERGE's facilities. ADM shall prepare each shipment of End Product in compliance with the packaging specification provided by EVS (see attached exhibit E).

6.       PAYMENT, INVOICING

         (a) For the services rendered by ADM under this Agreement, EMERGE shall pay ADM an amount equal to the cost shown on Exhibit F, for product

                                       (2)
                  that is shipped to EMERGE and meets the Specifications and other warranties set forth herein.

         (b)      Payment terms are net 30 days upon receipt of invoice.


         (c) The parties agree to negotiate a change in the price set forth in subsection
(a) where such change is necessary to reflect an increase or decrease in the cost of raw materials. Any such modification shall not exceed the retail price index or its equivalent in the Territory and shall be limited to one change in any three- (3) month period.

7.       INDEMNITY

         (a) ADM shall defend, indemnify and hold EMERGE, its subsidiaries, divisions and affiliates, and their respective officers, directors, employees and agents, harmless from and against any and all liability, loss, damage or expense on account of personal injuries, including death or property loss or damage to others (including each party and it employees) arising out of ADM's negligence or willful misconduct including, without limitation, the failure of ADM to manufacture the End Product in compliance with the Specifications; provided, however, no such obligation shall exist with respect to any liability, loss, damage or expense arising in whole or in part from EMERGE's negligence or willful misconduct.

         (b) EMERGE shall defend, indemnify and hold ADM, its subsidiaries, divisions and affiliates, and their respective officers, directors, employees and agents, harmless from and against any and all liability, loss, damage or expense on account of personal injuries, including death or property loss or damage to others (including each party and its employees) arising out of EMERGE's negligence or willful misconduct including, any action alleging infringement of the NutriCharge(TM)mark, or any patent, copyright or trades secret action related to the Specifications, provided, however, no such obligation shall exist with respect to any liability, loss, damage or expense arising in whole or in part from ADM's negligence or willful misconduct.

8.       EMERGE EXCLUSIVE REMEDIES ON ADM'S DEFAULT

Should ADM fail to make delivery of End Product to EMERGE, EMERGE shall have as its exclusive remedy, damages measured by the difference between contract price and the lowest market price of the goods between the time when EMERGE learned of ADM's breach and the time at which replacement goods are purchased by EMERGE, or judgment against ADM is obtained. ADM shall not be liable under any circumstances for consequential or incidental damages, of whatever kind and amount incurred by EMERGE. EMERGE shall be barred from any and all claims or rights based upon the quality of the goods delivered unless within ten (10) days after EMERGE learns by use or otherwise of the defect complained of, but in any event within thirty (30) days after EMERGE becomes aware of the arrival of said goods at destination and EMERGE sends


                                       (3)

ADM notice clearly specifying the nature of the complaint. Any action on behalf of EMERGE for breach of the Agreement must be commenced within one (1) year after the cause of action accrued.

9.       INDEPENDENT CONTRACTOR

The parties agree that ADM shall be construed to be an independent contractor under this Agreement and that its relationship with EMERGE shall be, and shall not be presented as anything other than, an independent contractor. ADM shall have no authority to execute contracts or to assume any obligation or liability on behalf of EMERGE. ADM agrees that all personnel employed by it in the performance of services under this Agreement shall be deemed for all purposes employees of ADM and not of EMERGE.

10.      DEFAULT

Upon a material breach of this Agreement by either party, the non-breaching party may give written notice to the breaching party of its intent to terminate this Agreement, specifying the alleged breach, and if the breach is not cured within thirty (30) days after the giving of such notice (unless the breach cannot be cured within 30 days in which event this party in breach must be diligently attempting to cure the breach). Then the non-breaching party may without prejudice to its rights terminate this Agreement forthwith by written notice thereof the breaching party.

11.      CONFIDENTIALITY

The parties hereto acknowledge and agree that the information contained in this Agreement and all exhibits hereto is considered confidential "Information" as such term is defined in the NonDisclosure Agreement between ADM and EMERGE dated November 12, 1998 (the "NDA Agreement") and is governed by the terms of such NDA Agreement. The parties further acknowledge and agree that NDA Agreement remains in full force and effect and is hereby incorporated by reference.

12.      ASSIGNMENT

This Agreement shall not be assigned by either party without the prior written consent of the other party, which consent will not be unreasonably withheld.

13.      FORCE MAJEURE

Neither party shall be responsible for failure or delay in performance hereunder if such failure or delay is due to an act of God, war, fire, strike, differences with workman, accident, equipment breakdown, governmental acts or requirements, shortages of labor, materials, containers or transportation equipment delays in transportation, or transportation, or other causes, either similar or dissimilar to the foregoing, beyond the party's control.

                                       (4)

14.      SEVERABILITY

The parties hereby agree that if any part, term or provision of this Agreement is held by a court of competent jurisdiction to be illegal or in conflict with any controlling law the validity of the remaining portions or provisions shall not be affected thereby, and the rights and obligations of the parties shall be construed and enforced as if this Agreement did not contain the particular part, term or provision held to be invalid.

15.      GOVERNING LAW

This Agreement shall be deemed made in Decatur, Illinois, and the validity and interpretation thereof shall be governed by the laws of the state of Illinois without regard to its conflict of law principles.

16.      NOTICE

Any notice given or required to be given hereunder shall be deemed to have been effectively given when written in English and delivered personally or sent by certified mail, return receipt requested, with postage prepaid, to the addresses set forth below and/or such other (or additional) address (es) requested by a notice given in accordance with this section:

If to ADM:                                   If to EMERGE:
ADM Animal Health & Nutrition                eMERGE Vision Systems, Inc.
1877 N.E. 58th Avenue                        10315 102nd Terrace
Des Moines, IA 50313                         Sebastian, FL 32958
Attn: Matt Harper                            Attn: Alan Bonn, V.P. Operations

Copy to:                                     Copy to:
Archer-Daniel-Midland Company                Karen M. Keating, Esquire
4666 Faries Parkway                          800 The Safeguard Building
Decatur, IL 62522                            435 Devon Park Drive
Attn: General Counsel                        Wayne, PA 19087-1945

Nothing contained herein shall justify or excuse failure to give oral notice or notice by facsimile for the purpose of informing the other party thereof when prompt notification is appropriate, but such oral notice or notice by facsimile shall not satisfy the requirement of written notice.

17.      ENTIRE AGREEMENT

This Agreement, in addition to any accompanying purchase order, contains the entire agreement between the parties and the undersigned are not relying upon any representations or agreements other than contained herein. Any additions, modifications or amendments to the Agreement shall not be binding unless made in writing and signed

                                      (5)
by the parities. This Agreement supersedes all previous agreements, written or oral, which have existed or now exist between the parties. To the extent the terms and conditions printed on or accompanying any purchase order, acknowledgement, invoices or similar document utilized by the parties in connection with this Agreement conflict with the provision of this Agreement, the provisions of this Agreement shall control.

18.      HEADINGS

Section titles and captions contained in this Agreement are inserted as a matter of convenience and for reference and are to be of no force or effect in construing and interpreting provisioning of this Agreement.

19.      COUNTERPARTS

This Agreement maybe executed in Counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.



IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the day first written above.


EMERGE INTERACTIVE, INC.                          ADM ANIMAL HEALTH &
                                                  NUTRITION, a division of
                                                  ARCHER-DANIELS-MIDLAND
                                                  COMPANY

By: __________________________                    By: __________________________
      Name:                                           Name:
      Title:                                          Title:


                                      (6)

EXHIBIT A

Reference: Specification for the confidential formulation of NutriCharge(TM) Premix previously supplied to Matt Harper, ADM Animal Health & Nutrition Division, Des Moines, IA, in accordance with the terms of the Non-Disclosure Agreement referenced herein. eMerge Interactive document number 300103.



EXHIBIT B

Reference: Specification for the confidential formulation of NutriCharge(TM) Feedyard Pre-harvest Conditioner(TM) Crumbles previously supplied to Matt Harper, ADM Animal Health & Nutrition Division, Des Moines, IA, in accordance with the terms of the Non-Disclosure Agreement referenced herein. eMerge Interactive document number 300104.



EXHIBIT C

Reference: Specification for the confidential formulation of NutriCharge(TM) Plus Packer Pre-harvest Conditioner(TM) Pellets previously supplied to Matt Harper, ADM Animal Health & Nutrition Division, Des Moines, IA, in accordance with the terms of the Non-Disclosure Agreement referenced herein. eMerge Interactive document number 300105.



EXHIBIT D

Reference:  Quality procedure 300131-000 attached.



EXHIBIT E

Reference:  Packaging Specification Attachment



EXHIBIT F

Reference:  Current Pricing Schedule attached


                                      (7)

EXHIBIT A

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT B

[CONFIDENTIAL TREATMENT REQUESTED]

EXHIBIT C

[CONFIDENTIAL TREATMENT REQUESTED]

                                                                       EXHIBIT D

THIS DOCUMENT AND THE DATA DISCLOSED HEREIN OR HEREWITH IS NOT TO BE REPRODUCED, USED, OR DISCLOSED IN WHOLE OR IN PART TO ANYONE WITHOUT THE EXPRESS WRITTEN PERMISSION OF eMERGE VISION.

1.0               Purpose

1.1 This document describes the Quality Plan for the eMERGE Vision, Animal Sciences and Nutricharge project. It states the levels of quality to be achieved during the project and how they will be monitored, verified, and reported during the life of the project.

2.0               Scope

2.1 The Quality Plan covers the organization and activities that are vital to success and to what standard each activity is to be performed. The Quality Plan allocates responsibilities for each activity to eMERGE/ADM/ various Feed Mills and printers and states the interfaces between the companies.

                  The Quality Plan is a living document with commitment from all project members.

3.0               Applicable Documents:

                  400190Animal Science Part Number Matrix
                  400189Animal Science General Requirements
                  300072-000  Nutricharge Procedural Diagram
                  300106Feed Manufacturing Schematic

4.0               Organization

4.1               Internal organization and Responsibility

                  Business Development
                  Key customer interface. Responsible for all trials and introductory periods. Will provide forecasts-quantities and locations.

                  Project Manager
                  It is the Project Managers responsibility to ensure proper formulation of the products and to ensure their manufacturability.

                  VP Operations
                  Manufacturing shall be responsible for the project costing and that the project is administered according to this Quality Plan and maintains the level of quality commensurate with our customers expectations. Manufacturing is also responsible for ensuring the proper manufacturing processes are followed and verified in conjunction with the Quality Manager.

                  Contract Manager
                  Inventory control, distribution, customer service, and order entry are the responsibilities of the Contract Manager. The Contract Specialist reports to the Contract Manager. Regulatory requirements are the responsibility of the Contract Specialist.

                  Quality Assurance Manager
                  The QA Manager shall provide audits of the project against the Quality Plan as an independent authority. Document control reports to the QA Manager. Batch and lot control are the responsibilities of the QA Manager.

                  Field Technicians
                  The Field Technicians shall provide customer assistance during the product start-up phase and will work with the Project Manager and Business Development during the trials and testing.

4.2               Project Organizational Structure

                  The project organizational structure comprises eMerge as the prime contractor with the VP of operations as the key coordinator. ADM (Animal Health and Nutrition Division) shall be a sub-contractor. ADM shall manufacture the pre-mix and in some cases will coordinate the manufacture of the feed. Other major sub-contractors include Nutrition Services, Inc. who shall manufacture the completed feed as part of the ADM team along with various other feed mills throughout the country. The manufacture of the micro-tracer shall be done by Micro-Tracers, Inc. Printing of labels and bags shall be done by various printers.

5.0               Project Structure

5.1               Regulatory

5.1.1 All of the products must be registered with each state in order to sell within that state. The requirements for each state, tonnage fees for each state and which states Nutricharge is registered in are kept in folders by the Contract Specialist. It is the responsibility of the Contract Specialist to ensure these files are kept up to date and that the tonnage fees are paid.

5.2               Design Control

5.2.1 The formulation of the product shall be the responsibility of the Project Manager. The Project manager shall work with Business Development and Field Technicians to ensure the trials of new product are conducted and documented per released procedures.

5.3               Document and data control

5.3.1 Electronic master copies of the formula shall be maintained by the Project Manager. Should the trials, tests, or manufacturability cause a change to occur in the formula, the Project Manager will provide the QA Manager with a changed hard copy. The eVS ECO process shall be utilized to control the change. The approvals for the ECO shall be the QA Manager and the VP Operations exclusively. If the change effects the labeling the Project Manager will notify the QA Manager in writing as to what should be on the labels. The QA Manager shall include the label change on the ECO. The formula shall be controlled at eVS in the QA Managers office in a fireproof safe. Access is limited to the QA Manager and the VP Operations. The labels shall be controlled by Document Control. Upon ECO approval a hard copy of the formula will be faxed to Matt Harper of ADM who will initiate the changes at the feed mills. It is Matt Harper's responsibility to ensure that access to the formula is restricted. A Non-Disclosure/Non Compete letter was signed by ADM and feed mills. Should the label change, the QA Manager and Matt Harper will determine if regulations require a copy of the revised label be sent to the states where the product is registered. It shall be the Contract Specialist's responsibility to ensure the revised labels are sent to the appropriate regulatory agencies.

5.3.2 For bulk load orders, a unique bulk label will be distributed by ADM to the Feed Mill. It will be the responsibility of ADM and the Feed Mill to ensure this label is distributed to the bulk driver. The Feed Mill shall stamp the Lot Code on the label. These labels shall be controlled as described in 6.3.1 which also applies to bagged feed.

                  The bag size, material, and printing are controlled at the printer, Grief Brothers Printers in Omaha. They maintain scatter proofs for quality control on the 4 color process.

                  eVS Document Control shall maintain a master record index. This index shall list all procedures, test results, formulas, labels, etc. The revision of each document and location shall also be specified.

5.4               Subcontractor Quality

5.4.1 The VP of Operations and the Quality Manager shall determine if a subcontractor has the ability to provide eVS with quality products. Quality audits shall be performed per eVS's Quality Audit procedure 400131. The subcontractor shall document how he will control his process and provide eVS with a copy. This will be kept by document control.

5.5               Product identification and Traceability

5.5.1 Upon initiating a P.O. to ADM or the feed mill, eVS purchasing department shall include as instructions, for ADM or the feed mill to place upon their invoice the location each batch is sent. The feed mill shall attach to the invoice copies of shipping documents which will specify the lot number that the feed mill assigns for tracking purposes. Copies of the invoices shall be kept by the Contract Specialist.

5.5.2 ADM shall provide the feed mill with lot codes for all batches of pre-mix. The feed mill shall record all pre-mix lot codes on their batch records. The feed mill shall maintain records of all lot numbers for a minimum of two years.

5.5.3 The micro-tracer manufacturer shall provide lot numbers on each batch made and ADM shall place the number on their pre-mix batch record.

5.5.4 Upon placement of an order for final product, ADM shall initiate the printing of the labels with the printer in the quantities necessary, plus 4%. The printer shall FAX a copy of the label to ADM and eVS Quality Mgr. for print approval.

5.6               Process control

5.6.1             Part numbering-see Procedure 400190 Animal Science Part
                  Numbering Matrix

5.6.2             Order entry and process flow-see Nutricharge Procedural
                  Diagram 300072-000.

5.6.3             Process steps:

                  1) When a product is manufactured it will be tested per documented procedures developed by the Project Manager. It will be the QA Managers responsibility along with the Project Manager to determine what tests are to be performed by the independent lab and to ensure they are documented with the results being turned over to document control.

                  2) Quality and Manufacturability audits shall be performed on all feed mills during their first runs of product.

                  3) The manufacturing process shall be documented by the Feed Mill and given to eVS. The Feed Manufacturing Schematic 300106 shows the process flow.

                  4) eVS Manufacturing shall establish delivery methods and document them in the form of a flow chart.

                  5) Once the product is delivered to the customer a startup procedure shall be followed by the field technicians.


                  6) The Contract Manager shall develop a customer service procedure.

5.7               Inspection and testing

                  The formula shall be verified by having the first lot manufactured by a feed mill and sample (approximately -1/2 LB) tested to the following requirements. These analyses to be performed by Woodson-Tenet Laboratories, 3507 Delaware Ave. Des Moines, Iowa 50313; (515) 265-1461

                  1. Proximate Grouped Analysis:

                  Moisture and Fat-Ether Extraction, Fiber-Crude, Protein.

                  Estimated levels for the Feedyard Crumbles are:
                  Fat- 4.00%, Crude Fiber- 2.50%, Protein- 17.50%.

                  Estimated levels for the Packer Pellets are:
                  Fat- 3.50%, Crude Fiber- 2.50%, Protein- 13.00%

                  2. Inorganic Grouped Analysis:

                  Feed Group Elements-Three: Magnesium, Potassium, and Sodium.

                  Estimated levels for the Feedyard Crumbles are:
                  Magnesium- 0.13%, Potassium- 1.00%, Sodium- 1.75%

                  Estimated levels for the Packer Pellets are:
                  Magnesium- 0.10%, Potassium- 0.65%, Sodium- 1.00%

                  3. Amino Acid Analysis:

                  Amino Acid Profile including Tryptophan.

                  Numbers 1 and 2 above are to be performed on every batch for the first 6 months. Number 3 is to be performed on the 1st batch from each product. Copies of the analyses data will be maintained by document control and entered into a data base.

                  A sample of each batch of product, approximately -1/2 to 1 pound, to be sent for tracking purposes to QA at eMerge Vision where it will be labeled and placed into a cabinet in the QA area. Samples shall be maintained for a 2 year period from date of manufacture.

                  There will be no tolerance for antibiotics or pesticides in any of the mixes.

5.7.1 Should the test results show that product is nonconforming to the above specified tests, the QA department shall immediately fill out the appropriate paperwork per NC-1300- Control of Nonconforming Product and forward a copy to ADM and the feed mill.

                  ADM and/or the feed mill shall quarantine or recall all lots of nonconforming product specified by the lot number.

5.8               Inspection, Measuring, and Test Equipment

                  All test and measurement equipment at the pre-mix, micro-tracer, and final product manufacturers shall be calibrated to the applicable standards.

5.9 Every lot of pre-mix and final product shall be tested for complete micro tracer mixing. This testing shall be done by the micro tracer manufacturer:

                  Micro Tracers, Inc. 1370 Van Dyke Avenue
                  San Francisco, CA 94124
                  415-882-1100
                  fax 415-822-6615
                  Contact: David Eisenberg

                  ADM shall be responsible for ensuring that the samples of pre-mix and final product are sent to Micro Tracer, Inc. The sample sizes shall be:

                  Pre-mix - six, 100 gram samples Final Product - six, 2 kilogram samples

                  The results of all tests are to be sent to the Quality Assurance Manager at eVS for entry into A database. The results shall be interpreted by the eVS QA Manager and Micro Tracer, Inc.

                  Recoverability should be 60% +40%, - 0% for the final product.

                  Recoverability should be 75% +25%, - 0% for the pre-mix.

                                                                       EXHIBIT E

1) Pallet must be in good-working condition with no protruding nails or any other deficiencies that could damage bagged feed.

2) 200 lb. single-walled (minimum) cardboard slipsheet must be placed directly on top of pallet to protect bagged feed. Dimensions will coincide with pallet size (approx. 48" by 40").

3) Feed bags must be stacked efficiently in a cubed manner, also coinciding with pallet dimensions.

4) Apply plastic exterior covering or stretchwrap (4 layers minimum) around bundle from bottom to top to secure feed for shipment.

5) Each pallet must have a label (8-1/2" by 11") applied to the center of two sides (front & side) of the stretchwrapped-bundle. Labels must be easily visible and marked with the lot number and part number of the feed to be shipped.

6) Each feed bag and pallet label must have a lot number attached to its label as follows:

         [NE 060999 CHART]                   1st-2nd: denotes State abbreviation
                                              3rd-8th: denotes mfg date (mmddyy)
                                          9th: eMERGE Interactive, Inc. assigned
                                                facility code as derived from eI
                                            facility code list held in Contracts


7) Each pallet label must have a part number matching that on the purchase order provided by eMERGE Interactive, Inc.

8) Ensure no forklift damage occurs on bags or plastic covering (stretchwrap) in the process of loading packaged feed into truck or relocating in warehouse.

ANIMAL HEALTH &                                              1877 NE 58th Avenue
NUTRITION Division                                          Des Moines, IA 50313
--------------------------------------------------------------------------------
                                                                    515-262-9763
                                                                FAX 515-266-1925
                                                            WATTS 1-800-247-5450



                                                                       EXHIBIT F


                         eMERGE VISION - PRICE SCHEDULE

                              JULY - SEPTEMBER 1999


                                                                 PRICE/POUND
ADM PRODUCT CODE              PRODUCT DESCRIPTION                (F.O.B.)
----------------              -------------------                --------
190082                        NC Packer Pellets                  $[ ** ]

190083                        NC Feedyard Crumbs                 $[ ** ]

310011                        NC Tank Mixer                      $[ ** ]